Exhibit 10.4

HEALTH MANAGEMENT ASSOCIATES, INC.

1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED RESTRICTED STOCK AWARD NOTICE

Grantee:

Type of Award:	Restricted Stock Award

Number of Shares:

Date of Grant:	January 24, 2006

1. Grant of Restricted Stock. On January 24, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Health Management Associates, Inc. (“HMA”) granted to you, under HMA’s 1996 Executive Incentive Compensation Plan (the “Plan”), a restricted stock award (the “Award”), on the terms and conditions set forth in that certain Award Notice dated as of January 24, 2006 (the “Original Award Notice”), for [            ] shares of HMA’s Class A Common Stock, par value $.01 per share (the “Common Stock”). On March 28, 2007, the Committee amended the Award, effective as of January 1, 2007, and the terms of the Award as so amended are described in this Award Notice (the “Amended and Restated Award Notice”). This Amended and Restated Award Notice amends, restates and replaces in its entirety the Original Award Notice. The Plan is incorporated herein by reference and made a part of this Amended and Restated Award Notice. A copy of the Plan is available from HMA’s Human Resources Department upon request. You should review the terms of this Amended and Restated Award Notice and the Plan carefully. The capitalized terms used and not defined in this Amended and Restated Award Notice are defined in the Plan.

2. Restrictions and Vesting. Subject to the terms set forth in this Amended and Restated Award Notice and the Plan, provided you are still an Eligible Person at that time, this Award will vest as follows:

(a)	A maximum of one-third of the total number of shares of Common Stock represented by this Amended and Restated Award Notice (the “Maximum Annual Eligible Shares”) will be eligible to vest as of the conclusion of each Grant Year based upon the achievement by the Company of the Performance Requirements described below. Any fractional share resulting from such pro-ration shall vest as of the conclusion of the third Grant Year.

(b)

As of the conclusion of each Grant Year, one-third of the Maximum Annual Eligible Shares will vest upon the achievement by HMA during such concluded Grant Year of each of the Performance Requirements. In the event that all or any portion of the Maximum Annual Eligible Shares do not vest because one or more of the Performance Requirements are not met for a Grant Year, the unvested portion shall be forfeited and shall not carry over to any subsequent Grant Year. By way of example only, if an

Award relates to a total of 30,000 shares of Common Stock, the Maximum Annual Eligible Shares for each Grant Year is 10,000 shares of Common Stock. If HMA achieves two of the three Performance Requirements in the first Grant Year, a total of 6,667 Maximum Annual Eligible Shares will vest as of the conclusion of the first Grant Year, and the remaining 3,333 Maximum Annual Eligible Shares that do not vest upon the conclusion of the first Grant Year will be forfeited.

(c)	In the event of your death, the termination of your employment with HMA or any subsidiary prior to the conclusion of the third Grant Year, or if you are otherwise not an Eligible Person prior to the conclusion of the third Grant Year, the unvested portion of the Award as of the date of your death or such termination, or upon you otherwise failing to be an Eligible Person, shall be forfeited.

(d)	The following terms have the meanings set forth in this Section 2(d):

“Average Stock Price” means, with respect to any Grant Year, the average of the Sales Prices of the Common Stock of HMA for the 30 consecutive trading days immediately prior to the last day of such Grant Year.

“EBITDA” means HMA’s earnings before interest, refinancing, and debt modification costs, income taxes, depreciation and amortization, and after minority interest.

“EBITDA Requirement” means (i) with respect to the First Grant Year, EBITDA equal to or greater than the EBITDA target established in the Profit Plan for the First Grant Year, as determined by HMA for the First Grant Year, and (ii) with respect to each Subsequent Grant Year, a percentage or multiple of the EBITDA target established in the Profit Plan for such Subsequent Grant Year. With respect to each Subsequent Grant Year, the percentage or multiple of the EBITDA target established in the Profit Plan for such Subsequent Grant Year necessary to satisfy the EBITDA Requirement in any Subsequent Grant Year shall be determined by the Committee and communicated to you in writing within ninety (90) days following the commencement of the relevant Subsequent Grant Year and, if not so determined and communicated within such ninety (90) day period, shall equal the percentage or multiple of the EBITDA target established in the Profit Plan applicable for the most recently completed Grant Year.

“First Grant Year” means HMA’s 2007 fiscal year.

“Grant Year” means each of the First Grant Year and each Subsequent Grant Year.

“Net Revenue” means gross patient service charges less provisions for contractual adjustments.

“Performance Requirements” means collectively, the EBITDA Requirement, the Revenue Requirement, and the Stock Price Requirement.

“Profit Plan” means the annual profit plan approved and adopted by the Committee with respect to each fiscal year of HMA.

“Revenue Requirement” means (i) with respect to the First Grant Year, Net Revenue equal to or greater than the Net Revenue target established in the Profit Plan for the First Grant Year, as reflected on the audited financial statements of HMA for the First Grant Year, and (ii) with respect to each Subsequent Grant Year, a percentage or multiple of the Net Revenue target established in the Profit Plan for such Subsequent Grant Year. With respect to each Subsequent Grant Year, the percentage or multiple of the Net Revenue target established in the Profit Plan for such Subsequent Grant Year necessary to satisfy the Revenue Requirement in any Subsequent Grant Year shall be determined by the Committee and communicated to you in writing within ninety (90) days following the commencement of the relevant Subsequent Grant Year and, if not so determined and communicated within such ninety (90) day period, shall equal the percentage or multiple of the Net Revenue target established in the Profit Plan applicable for the most recently completed Grant Year.

“Sales Price” of the Common Stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. In the absence of such quotations, the Committee shall be entitled to determine the Sales Price on the basis of such quotations as it considers appropriate.

“Stock Price Requirement” means (i) with respect to the First Grant Year, an Average Stock Price for such First Grant Year of at least             , and (ii) with respect to each Subsequent Grant Year, an Average Stock Price as determined by the Committee. With respect to each Subsequent Grant Year, the Average Stock Price necessary to satisfy the Stock Price Requirement in any Subsequent Grant Year shall be determined by the Committee and communicated to you in writing within ninety (90) days following the commencement of the relevant Subsequent Grant Year and, if not so determined and communicated within such ninety (90) day period, shall equal the Average Stock Price necessary to satisfy the Stock Price Requirement for the most recently completed Grant Year.

“Subsequent Grant Year” means each of the first and second fiscal years of HMA following the conclusion of First Grant Year.

3. Effect of Change In Control. Upon the occurrence of a Change in Control of HMA, your rights will be determined in accordance with Section 9 of the Plan.

4. Nature of Award. The Award will initially be evidenced by book-entry registration only, without the issuance of a certificate representing the shares of Common Stock underlying the Award. This Award is intended to constitute a Performance Award under Article 8 of the Plan and shall be interpreted and administered by the Committee consistent with this intention.

5. Book Entry Registration; Issuance of Shares. Subject to Section 9 of this Award Notice, upon the written determination by the Committee of the achievement of Performance Requirements and the vesting of any shares subject to this Award pursuant to this Award Notice, HMA shall issue a certificate representing such vested shares of Common Stock as promptly as practicable following the date of vesting and written determination by the Committee of the achievement of Performance Requirements. The shares of Common Stock may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

6. Nonassignability. The shares of Common Stock underlying the Award may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged, hypothecated, margined or otherwise encumbered in any way prior to the vesting of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting, the sale or other transfer of the shares of Common Stock shall be subject to applicable laws and regulations under the Securities Act of 1933.

7. Rights as a Stockholder. Prior to the vesting of the shares of Common Stock awarded under this Award Notice, you will have all of the other rights of a stockholder with respect to the shares of Common Stock so awarded, including, but not limited to, the right to receive such dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of HMA’s stockholders. Notwithstanding the foregoing, dividends paid with respect to those shares of Common Stock awarded under this Award Notice that have not vested at the time of such dividend payment shall be held in the custody of HMA (pursuant to a rabbi trust, escrow or similar arrangement) and shall be subject to the same restrictions that apply to the shares of Common Stock subject to an Award with respect to which the dividends are issued. Any such dividends will be paid to you, with interest, only when, and if, such shares of Common Stock subject to an Award shall become vested in accordance with this Award Notice.

8. Rights of HMA and Subsidiaries. This Award Notice does not affect the right of HMA or any of its Subsidiaries to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

9. Restrictions on Issuance of Shares. If at any time HMA determines that the listing, registration or qualification of the shares of Common Stock underlying the Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested shares of Common Stock under this Award Notice, such issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to HMA.

10. Plan Controls. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

11. Amendment. Except as otherwise provided by the Plan, HMA may only further alter, amend or terminate the Award with your consent.

12. Governing Law. This Award Notice shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Amended and Restated Award Notice and the Plan. The undersigned further acknowledges (i) that this Amended and Restated Award Notice and the Plan set forth the entire understanding between him or her and HMA regarding the restricted stock award described by this Amended and Restated Award Notice, (ii) that this Amended and Restated Award Notice amends, restates and replaces in its entirety the Original Award Notice, and that this Amended and Restated Award Notice, together with the Plan, supercede all prior oral and written agreements on that subject, and (iii) that cash dividends paid with respect to the shares of Common Stock subject to Awards will be held in the custody of the Company in the manner set forth in Section 7 hereof.

Dated: as of March 28, 2007

Name:

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